WESTERN NATIONAL LIFE INSURANCE COMPANY
      ADMINISTRATIVE OFFICE: 205 E. 10TH AVENUE, AMARILLO, TEXAS 79101-0001
                            TELEPHONE: (800) 910-4455
                          PERSISTENCY BONUS ENDORSEMENT

         This Endorsement modifies the Contract to which it is attached. The effective date of this Endorsement is the date the Endorsement is issued. In case of conflict with any provision in the Contract the provisions of this Endorsement will control.

         The Company will, at the time of the initial Purchase Payment and each subsequent Purchase Payment of at least $5,000 for non-qualified Contracts or at least $2,000 for qualified Contracts, add an additional amount, as a bonus (the Bonus") equal to one percent (1%) of such Purchase Payment made under the Contract. The Bonus will be allocated to the Sub-Accounts of the Separate Account or the General Account in the same manner as the Purchase Payment to which it is attributable. The Company reserves the right to limit its payment of any Bonus to $5,000.

         If the Owner makes a withdrawal prior to the seventh (7th) year after a Purchase Payment in excess of the Free Withdrawal Amount or in excess of the amount permitted under the Systematic Withdrawal Option, an amount equal to the Bonus allocated to the Purchase Payment being withdrawn will be deducted from the Contract Value.

         The following hereby replaces certain information in the Section "General Account Provisions - General Account Value":

GENERAL ACCOUNT VALUE: The General Account Value of the Contract at any time is equal to:

1.   the  Purchase  Payments and any Bonuses  allocated to the General  Account;
     plus

2.   the Contract Value transferred to the General Account; plus

3.   interest credited to the Contract Value in the General Account; less

4. any prior partial withdrawals and any Contingent Deferred Sales Charge deducted from the General Account; less

5.   any Contract Value transferred from the General Account; less

6. any applicable premium taxes, Contract Maintenance Charge or Transfer Fees deducted from the General Account.

The following hereby replaces certain information in the Section "Withdrawal Provisions - Withdrawals":

The Contract Withdrawal Value is:

1. the Contract Value as of the end of the Valuation Period during which a Written Request for a withdrawal is received by the Company; less

2. any Bonus allocable to a Purchase Payment being withdrawn, if the withdrawal is made prior to the Seventh (7th) year after the applicable Purchase Payment, and exceeds the Free Withdrawal Amount or exceeds the amount permitted under the Systematic Withdrawal Option; less

3.   any applicable taxes not previously deducted; less

4.   any applicable Contingent Deferred Sales Charge; less

5.   the Contract Maintenance Charge, if any.

Signed for Western National Life Insurance Company by:

        /s/DWIGHT L. CRAMER              /s/JOHN A. GRAF
----------------------------------      ---------------------
             SECRETARY                        PRESIDENT

R335-98